EXHIBIT 99.1

eMagin Announces Record Second Quarter 2012 Revenues

OLED Microdisplay Sales Rise 20 Percent

Adjusted EBITDA of $1.6 Million, Up 38 Percent

BELLEVUE, Wash.--(BUSINESS WIRE)--eMagin Corporation (NYSE MKT: EMAN), the leader in OLED technology for the design and manufacture of OLED microdisplays for high resolution imaging products, today announced financial results for the second quarter of 2012 ended June 30, 2012.

“I am pleased to report record revenue of $8.6 million, fueled by a 20 percent increase in display sales,” stated Andrew G. Sculley, president and chief executive officer. “We captured the highest level of new business bookings ever, which drove our backlog to new highs. This performance, demonstrates the strong demand for our displays, from our new digital VGA to our latest HD WUXGA. These microdisplays are used in a wide range of products from portable viewers and thermal weapons sights to military and personal headsets. Our base business performed well both in domestic and international markets and our outlook for the balance of the year remains positive. Our second quarter performance reflects growing market demand for our advanced OLED technologies, which can address the most demanding applications, as well as further improvements in our manufacturing capacity and yield.”

 Mr. Sculley added, “We are manufacturing displays on our new OLED deposition tool as we continue to work on full-automation to optimize production capacity. We believe the displays coming off the new tool are of even higher overall quality, with increased uniformity. The increased uniformity is a benefit to both quality and yield. Once fully optimized, the new machine is expected to provide a 10-fold increase in OLED deposition capacity. During this period, we will continue to also produce on the Satella, our other OLED deposition machine, in order to enhance throughput and meet increasing customer orders.”

Quarterly Results

Revenues for the second quarter rose 15.3 percent to a record $8.6 million versus $7.4 million for the second quarter of 2011. The growth in revenues is mainly attributable to increased OLED microdisplays sales, which rose 19.8 percent.

Gross margin for the second quarter rose to 53 percent on gross profit of $4.5 million, compared to a gross margin of 49 percent on gross profit of $3.6 million in the same quarter last year. Gross margin for the second quarter of 2012 increased 24 percent over the second quarter of last year due to higher yield and fixed production costs being spread over a higher revenue base.

Operating expenses are comprised of selling, general and administrative (SG&A) expenses and research and development (R&D) expenses. SG&A expenses decreased $116,000 to 27.3 percent of revenue this year versus 29.9 percent last year. R&D expenses increased $0.5 million due to increased company funded R&D activity including work on a new display for the electronic viewfinder market.

Income from operations increased 46 percent to $911,000 in the second quarter of 2012 from $624,000 in the second quarter of 2011. Adjusted net income for the second quarter increased 46 percent to $577,000 from $394,000 in the second quarter of last year. Net income for the second quarter was $577,000, or $0.02 per diluted share, compared to $3.0 million, or $0.01 per diluted share, in the second quarter last year. Second quarter adjusted EBITDA increased 38% to $1.6 million from $1.2 million last year. (See tables below.)

At June 30, 2012, the Company had approximately $13.3 million in cash, cash equivalents and investments in certificates of deposit and corporate bonds, compared to $14.3 million on December 31, 2011. During the quarter, the Company purchased 125,000 shares of its common stock at an average cost of $2.95 per share.  As of June 30, 2012, there was approximately $2.0 million remaining under the stock repurchase plan. The Company has no debt.

Recent Corporate Highlights

●
eMagin unveiled and demonstrated its WUXGA OLED-XL microdisplay at the Society for Information Display (SID) conference in Boston in June. The response was very enthusiastic and more than a dozen trade and business reporters, several analysts and numerous attendees visited eMagin’s booth and met with Company management. The WUXGA OLED-XL microdisplay offers unmatched performance to a broad range of significant markets including diagnostic equipment and medical devices, simulation and training, homeland security, first responders, aviation, industrial, and augmented reality.

●
The Company completed installation of its new OLED deposition machine. Work is progressing toward fully automated production expected in September. eMagin continuously evaluates its equipment needs based on demand forecasts and will augment its production as needed.

●
Received a $2.4 million R&D contract from the U.S. Navy for a high brightness 2,000 by 2,000 pixel OLED microdisplay. The $1.1 million Phase I of the project will begin immediately and run through September 2012 when the $1.3 million Phase II option period, which runs an additional 12 months, begins. The proposed work in this program will result in a next generation digital goggle for avionic applications where it is critical to display high brightness, high resolution sensor video to the pilot’s head-mounted display, leveraging the accomplishments of prior Night Vision and Electronic Sensors Directorate (NVESD) OLED programs and further improving the OLED performance. It is contemplated this work will facilitate the use of eMagin’s OLED microdisplays in environments requiring a very high brightness display such as aircraft cockpits.

●	Awarded $3.5 million subcontract for Display Beam Combiner Assembly (DBCA) for the Enhanced Night Vision Goggle (ENVG) program from ITT Excelis.

●	Received $2.75 million multi-year purchase order from a subcontractor on the Light Weapon Thermal Sight (LWTS) program, the clip-on sight version of the Thermal Weapon Sight (TWS) program.

●	The U.S. SOCOM program, which is being funded by a $1.1 million SBIR grant, is on schedule and qualification testing is progressing.

●	The new XGA display for electronic viewfinders is on schedule for completion in 2012. Samples are expected to be shipped to a potentially large customer in August.

●	eMagin is continuing to ship on a $3.1 million follow-on order for OLED displays for the U.S. Army Remote Viewer. The displays must be delivered in 2012.

●	Deliveries continued under the Javelin Soldier-mounted anti-tank missile launcher program.

●	Shipments continued for the Felin Soldier Modernization program in its second year of fielding.

●	eMagin continued to ship displays for three of Flir’s industrial thermal cameras.

●	Shipments to a manufacturer of high-end digital cinematography cameras continued.

●
The Company is moving forward with work on direct patterning for color displays. No other company to management’s knowledge is capable of patterning the OLED emission layer at the small pixel size of eMagin’s displays. OLED microdisplay companies use color filters to get full color displays. Direct patterning will improve the display efficiency or brightness by a factor of 4 to 5.

●	eMagin added an “In The News” page to its website under “Investor Relations” at www.emagin.com.

●	The Company will present at the Rodman & Renshaw Annual Global Investment Conference (September 9-11) and has set October 2, 2012, for an analyst/investor event, both in New York City.

Outlook

eMagin reaffirms its 2012 revenue guidance range of $30-$34 million. The Company expects display sales to continue to increase during the balance of the year due to greater activity from existing and new customer and to the enhancements to its production processes currently in progress.

Conference Call Information

Full results will be published in the Company's 10-Q report for the second quarter ended June 30, 2012, to be filed today and will also be available via the Company’s website, www.emagin.com. A conference call and live webcast will begin today at 5:00 p.m. ET. An archive of the webcast will be available one hour after the live call through September 9, 2012. To access the live Webcast or archive, please visit the Company's website at ir.emagin.com or www.earnings.com.

About eMagin Corporation

A leader in OLED microdisplay technology, OLED microdisplay manufacturing know-how and  mobile display systems, eMagin manufactures high-resolution OLED microdisplays and integrates them with magnifying optics to deliver virtual images comparable to large-screen computer and television displays in portable, low-power, lightweight personal displays. eMagin microdisplays provide near-eye imagery in a variety of products from military, industrial, medical and consumer OEMs.  More information about eMagin is available at www.emagin.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including those regarding eMagin Corporation's expectations, intentions, strategies and beliefs pertaining to future events or future financial performance. Actual events or results may differ materially from those in the forward-looking statements as a result of various important factors, including those described in the Company's most recent filings with the SEC. Although we believe that the expectations reflected in the forward-looking statements are reasonable, such statements should not be regarded as a representation by the Company, or any other person, that such forward-looking statements will be achieved. The business and operations of the Company are subject to substantial risks which increase the uncertainty inherent in forward-looking statements. We undertake no duty to update any of the forward-looking statements, whether as a result of new information, future events or otherwise. In light of the foregoing, readers are cautioned not to place undue reliance on such forward-looking statements.

Non-GAAP Financial Measures

To supplement the Company's consolidated financial statements presented on a GAAP basis, the Company has provided non-GAAP financial information, namely earnings before interest, taxes, depreciation and amortization (EBITDA). The Company's management believes that this non-GAAP measure provides investors with a better understanding of how the results relate to the Company's historical performance. The additional adjusted information is not meant to be considered in isolation or as a substitute for GAAP financials. Management believes that these adjusted measures reflect the essential operating activities of the Company. A reconciliation of non-GAAP financial information appears below:

eMAGIN CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	June 30, 2012 (unaudited)	December 31, 2011

ASSETS

Current assets:
Cash and cash equivalents	$4,041	$7,571
Investments	8,280	5,745
Accounts receivable, net	6,834	5,576
Inventories, net	2,364	2,760
Prepaid expenses and other current assets	967	1,008
Total current assets	22,486	22,660
Long-term investments	1,014	1,000
Equipment, furniture and leasehold improvements, net	6,912	5,980
Other assets	126	127
Deferred tax asset	8,165	8,165
Total assets	$38,703	$37,932

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$966	$961
Accrued expenses	1,921	2,246
Other current liabilities	506	614
Total current liabilities	3,393	3,821

Commitments and contingencies

Shareholders’ equity:
Preferred stock, $.001 par value: authorized 10,000,000 shares:
Series B Convertible Preferred stock, (liquidation preference of $5,659,000) stated value $1,000 per share, $.001 par value: 10,000 shares designated and 5,659 issued and outstanding as of June 30, 2012 and December 31, 2012	—	—
Common stock, $.001 par value: authorized 200,000,000 shares, issued and outstanding, 23,542,853 shares as of June 30, 2012 and 23,513,978 as of December 31, 2011	24	24
Additional paid-in capital	222,280	220,838
Accumulated deficit	(186,531)	(186,656)
Treasury stock, 150,000 shares as of June 30, 2012 and 25,000 shares as of December 31, 2011	(463)	(95)
Total shareholders’ equity	35,310	34,111
Total liabilities and shareholders’ equity	$38,703	$37,932

eMAGIN CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Revenue:

Product	$7,124	$5,948	$12,954	$10,258
Contract	1,463	1,501	1,770	2,632
Total revenue, net	8,587	7,449	14,724	12,890

Cost of goods sold:

Product	3,480	3,043	6,782	5,652
Contract	594	780	748	1,366
Total cost of goods sold	4,074	3,823	7,530	7,018

Gross profit	4,513	3,626	7,194	5,872

Operating expenses:

Research and development	1,258	774	2,398	1,306
Selling, general and administrative	2,344	2,228	4,607	4,369
Total operating expenses	3,602	3,002	7,005	5,675

Income from operations	911	624	189	197

Other income (expense):
Interest expense, net	(5)	(30)	(8)	(59)
Other income, net	12	13	18	29
Change in fair value of warrant liability	—	2,577	—	(480)
Total other income (expense), net	7	2,560	10	(510)
Income (loss) before provision for income taxes	918	3,184	199	(313)
Provision for income taxes	341	213	74	54

Net income (loss)	$577	$2,971	$125	$(367)
Less net income allocated to participating securities	140	763	30	—
Net income (loss) allocated to common shares	$437	$2,208	$95	$(367)

Income (loss) per share, basic	$0.02	$0.10	$0.00	$(0.02)
Income (loss) per share, diluted	$0.02	$0.01	$0.00	$(0.02)

Weighted average number of shares outstanding:

Basic	23,469,777	21,853,631	23,488,475	21,688,174
Diluted	25,167,605	25,717,758	25,344,779	21,688,174

Non-GAAP Information
(unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011

Net income (loss)	$577	$2,971	125	$(367)
Change in fair value of warrant liability	-	(2,577)	-	480
Severance	-	-	(47)	9
Adjusted net income (loss)	577	394	78	122
Non-cash compensation	651	505	1,400	1,361
Depreciation and amortization expense	54	36	111	70
Interest expense	5	30	8	59
Provision for income taxes	341	213	74	54
Adjusted EBITDA	$1,628	$1,178	1,671	$1,666

Contacts

Investor:
eMagin Corporation
Paul Campbell, 425-284-5220
Chief Financial Officer
pcampbell@emagin.com